SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 2, 2009

CONCEPTUS, INC.

(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of	000-27596 (Commission file number)	94-3170244 (I.R.S. employer
incorporation or organization)		identification no.)

331 East Evelyn Avenue Mountain View, CA 94041
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (650) 962-4000

Check the appropriate box below if the form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.  OTHER EVENTS.

On December 2, 2008, Kathryn Tunstall, Chairman of the Board of Directors of Conceptus, Inc. (the “Company”), entered into a new Rule 10b5-1 trading plan, which became effective on March 2, 2009. The trading plan is an agreement between Ms. Tunstall and a broker to sell shares of common stock of the Company that she owns.  Pursuant to the trading plan, a maximum of 48,000 shares of common stock may be sold beginning on March 3, 2009 until the trading plan expires on December 31, 2009. The trading plan specifies the number of shares of common stock that may be sold at predetermined times and at predetermined prices, subject to the terms and conditions of the trading plan.

Additionally, on December 4, 2008, Mark Sieczkarek, President and Chief Executive Officer of  the Company, entered into a new Rule 10b5-1 trading plan, which became effective on March 4, 2009. The trading plan is an agreement between Mr. Sieczkarek and a broker to sell shares of common stock of the Company that he owns or will acquire by exercising stock options. Pursuant to the trading plan, a maximum of 100,000 stock options may be exercised and sold and up to 7,925 shares of common stock may be sold beginning March 4, 2009 until the trading plan expires on March 4, 2010.  The trading plan specifies the number of shares of common stock that may be sold at predetermined times and at predetermined prices, subject to the terms and conditions of the trading plan.

Both Ms. Tunstall and Mr. Sieczkarek entered into the trading plan as part of their personal long-term investment strategy for asset diversification and liquidity and they will have no control over the timing of the sales of shares of common stock under the trading plan.

The trading plan is intended to comply with Rule 10b5—1 of the Securities Exchange Act of 1934, as amended, and the Company’s insider trading policy. Rule 10b5—1 allows corporate insiders to establish pre-arranged written stock trading plans at a time when the insider is not aware of material, non-public information. Subsequent receipt by the insider of material, non-public information will not prevent pre-arranged transactions under the Rule 10b5—1 plan from being executed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCEPTUS, INC.
(Registrant)

	By:	/s/ Gregory E. Lichtwardt
Gregory E. Lichtwardt
Executive Vice President, Treasurer
and Chief Financial Officer

Dated: March 4, 2009